Exhibit 99.1

SPARK NETWORKS® ANNOUNCES FORMATION OF A SPECIAL COMMITTEE TO EVALUATE ACQUISITION PROPOSAL

BEVERLY HILLS, Calif., March 2, 2010 — Spark Networks, Inc. (NYSE Amex: LOV), a leading provider of online personals services, announced today that its board of directors has formed a special committee of independent directors (the “Special Committee”) to consider a proposal by Great Hill Partners III, LP (“Great Hill”) to purchase all of the outstanding shares of common stock of the Company not owned by Great Hill, at a cash purchase price of $3.10 per share, and other possible business combination transactions. The proposal, which is described in the Schedule 13D/A filed by Great Hill today with the Securities and Exchange Commission, contemplates that Spark Networks would no longer be a public reporting or trading company following the closing of the proposed transaction. The Company granted a partial waiver of its standstill agreement with Great Hill to the extent necessary to allow the Special Committee to receive, discuss and negotiate the proposal with Great Hill; however the waiver will automatically (but not retroactively) terminate if the Company, at the direction of the board of directors or the Special Committee, decides to discontinue discussions with Great Hill. The Special Committee has been formed to review and evaluate the proposal and any other potential business combination and to recommend to Spark Networks’ board of directors whether to approve or decline the proposal. The members of the Special Committee are Jonathan Bulkeley, Benjamin Derhy and Tom Stockham, each of whom is independent under the NYSE-Amex independence rules. The proposal is subject to the approval of the Special Committee, the Spark Networks board of directors and the company’s stockholders.

No assurance can be given that an agreement on terms satisfactory to the Special Committee or the board of directors will result from the proposal submitted by Great Hill or that any transaction will be completed.

Safe Harbor Statement:

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands and our dependence upon the telecommunications infrastructure and our networking hardware and software infrastructure; identify and consummate strategic acquisitions and integrate acquired companies or assets; obtain financing on acceptable terms; and successfully implement our current long-term growth strategy. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:

The Spark Networks portfolio of online personals communities includes, among others, JDate®.com (www.jdate.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and ChristianMingle®.com (www.christianmingle.com).

For More Information

Investors:	Brett Zane
+ 1-323-658-3000 ext. 4001
bzane@spark.net

Media:	Arielle Wolin
+ 1-323-658-3000 ext. 4029
awolin@spark.net

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